Exhibit 10.1

SETTLEMENT AGREEMENT
AND
MUTUAL GENERAL RELEASES

This Settlement Agreement and Mutual General Releases (the "Agreement") is made and effective as of December 31, 2013 ("Effective Date") by and among the following (each a "Party" and, together, the "Parties"):

A.           New West Realty, Inc., a Delaware corporation ("New West" or "NWR"); Real Property Systems, Inc., a California corporation, ("RPS"); Real Property Systems - Indiana, LLC, an Indiana limited liability company ("RPS Indiana"); Real Property Systems - Texas, LP, a Texas limited partnership ("RPS Texas"); and Michael Palmer ("Palmer"), an individual (collectively, the "New West Parties"); and

B.           American Spectrum Realty Management, LLC, a Delaware limited liability company ("ASRM"); American Spectrum Realty, Inc., a Maryland corporation ("ASR"); American Spectrum Realty Advisors, LLC, a Delaware limited liability company ("AS Advisors"); American Spectrum Realty Operating Partnership, L.P., a Maryland limited partnership ("ASROP"); American Spectrum REIT I, Inc., a Virginia corporation ("REIT I"); American Spectrum Management Group, Inc., a Delaware corporation ("AMG"); American Spectrum Management Co., a Delaware limited liability company ("ASM Co."); American Spectrum Asset Co., a Delaware limited liability company ("ASR Asset Co."); and Evergreen Income & Growth REIT, Inc., a Virginia corporation (collectively, the "American Spectrum Parties").

RECITALS

WHEREAS, on January 7, 2011, New West filed a litigation matter in the State of California, County of Orange, commonly known as New West Realty, Inc. v. American Spectrum Realty Management, LLC, et al., Orange County Superior Court Case #30-2011-00439047 for certain claims set forth therein ("New West Realty Matter");

WHEREAS, on or about March 2, 2011, ASR and ASRM and their affiliates filed a litigation matter in the State of California, County of Los Angeles, commonly known as American Spectrum Realty, Inc., et al. v. Evergreen Realty Group, LLC, et al., Los Angeles County Superior Court Case #BC456483, for certain claims set forth therein (the "ASR Matter"), and which ASR Matter named the New West Parties and Evergreen Realty Group, LLC, a Delaware limited liability company ("Evergreen Group"), Evergreen Realty Advisors, Inc., a California corporation ("Evergreen Advisors"), Evergreen Realty Property Management, LLC, a Delaware limited liability company, Evergreen Development, LLC, a California limited liability company, Central Florida Self Storage Acquisitions, LLC, a Delaware limited liability company, Tracy Thomson, an individual ("Thomson"), Carl Willgeroth, an individual ("Willgeroth"), (collectively, the "Evergreen Parties") and Luke McCarthy, an individual ("McCarthy");

WHEREAS, on or about May 19, 2011, the Los Angeles Superior Court ordered the ASR Matter transferred to the Orange County Superior Court and the ASR Matter was subsequently assigned OCSC case number 30-2011-00480677;

WHEREAS, on June 3, 2011, the New West Realty Matter and the ASR Matter were consolidated in the Orange County Superior Court under case number 30-2011-00439047 (the "Main Action");

WHEREAS, on or about September 7, 2012, RPS and Michael Palmer filed a litigation matter commonly known as Real Property Systems, Inc., et al. v. American Spectrum Realty Management, LLC, et al., Orange County Superior Court Case #30-2012 00596488, for certain claims set forth therein (the "Storage Action");

WHEREAS, on or about September 4, 2013, American Spectrum Realty Management, LLC, filed a cross-complaint against New West Realty, Inc. and Michael Palmer in the litigation matter commonly known as University Heights-College Station Acquisitions, L.P., et al. v. American Spectrum Realty Management, et al., Orange County Superior Court Case #30-2013 00658418, for certain claims set forth therein (the "University Heights Action");

WHEREAS, the Parties have agreed to settle the Main Action, the Storage Action, and the University Heights Action in compromise of their claims against one another, with each side to bear its own costs, and intending that this Agreement shall be the full and final settlement of the claims against one another; and

WHEREAS, the American Spectrum Parties in December 2012 executed a Memorandum of Understanding pursuant to which they have paid to New West One Hundred Thousand Dollars ($100,000) as a then-contemplated advance on the payment obligation of the American Spectrum Parties under the MOU and the settlement it contemplated ("Prepaid Settlement Amount"), which MOU and settlement contemplated therein did not become effective;

NOW, THEREFORE, the Parties agree as follows:

TERMS

1.   Recitals.  The Recitals set forth above are an integral part of this Agreement, and shall be used in any interpretation of this Agreement.

2.   Dismissal of Certain Litigation Matters.  The Parties agree that upon the full and final consummation of this Agreement (the term "final consummation" shall mean delivery, via hand delivery or email, of counterparts of this Agreement, executed by the Parties), the Parties shall request the immediate dismissal of (a) the Main Action (b) the Storage Action, with prejudice as to all Parties and causes of action, and (c) ASRM’s cross-complaint in the University Heights Action, as against the New West, Palmer, and McCarthy. The Court in the Main Action shall retain jurisdiction to enforce this Agreement pursuant to C.C.P.  § 664.6.  Such dismissals shall be with prejudice as to all Parties and causes of action.  Each Party shall bear its own costs.

3.   Payments by the American Spectrum Parties.  In consideration for the releases and covenants set forth in this Agreement, the American Spectrum Parties shall be obligated to pay to New West $2,400,000, as follows:

(i)           An initial payment of $250,000 upon signing of this Settlement Agreement (the “Initial Payment”), but in no event later than December 31, 2013 and the balance to be evidenced by a Promissory Note (the "Note") executed by ASRM, ASROP, ASR, AS Advisors, AMG, ASM Co. and ASR Asset Co. (the "ASR Parties")  The Note shall (a) be in the principal amount of $2,150,000, (b) bear interest at the prime rate as published in the Wall Street Journal on the last day of the prior month, (c) require monthly payments of interest and principal of $25,000 commencing February, 2014 and continuing each month thereafter and (d) mature and be payable in full on December 31, 2015.

(ii)          In addition, the American Spectrum Parties shall pay to the New West Parties an amount (the "Disposition Payments") equal to fifty percent (50%) of all net disposition fees (after costs, expenses and payments, if any, directly attributable to the sale of the applicable Property) received by the American Spectrum Parties with respect to the Properties generally referred to on Exhibit A to be attached hereto on or prior to January 12, 2014 (“Disposition Fees”) under management contracts, asset management contracts or other agreements assigned to the ASR Parties by the Evergreen Parties (the "Evergreen Contracts").  Each real property governed by an Evergreen Contract is herein referred to as a "Property" and, together, the "Properties."  The American Spectrum Parties shall provide the New West Parties with not less than three (3) days notice prior to the sale of any Property when escrow opens.  A Disposition Payment shall be made promptly, and in no event later than five (5) business days, after receipt of the applicable Disposition Fee by the American Spectrum Parties under the Evergreen Contracts.

(iii)         The Prepaid Settlement Amount shall not be credited to any amounts due by the American Spectrum Parties to the New West Parties pursuant to this Paragraph 3. Disposition Payments paid to the New West Parties shall be applied to reduce the principal amount of the Note but shall not be applied to or reduce the monthly payments payable under the Note.

(iv)         Each payment specified above (i.e., the Initial Payment, the Note payments, and the Disposition Payments) set forth hereinabove shall be sent by wire transfer to the New West Realty Parties.  Wiring instructions are to be provided by the New West Realty Parties to the American Spectrum Parties concurrently with the execution of this Agreement.

The Parties acknowledge that certain claims payable under the Note have been made by each Party against the other and acknowledge and agree that the first $500,000 of payments under the Note and the Initial Payment of $250,000 shall be allocated for reimbursement for the costs of litigation and to resolve prior indemnity claims.

4.   Mutual Releases.

(a)   Releases by the New West Parties.  Except as to obligations created herein, the New West Parties and all of their affiliated entities fully release, remise, acquit and forever discharge the American Spectrum Parties, and each of them, together with all of their present and former partners, principals, shareholders, owners, members, managers, employees, predecessors, successors, agents, attorneys and insurers (collectively “ASR Releasees”) from any and all claims, demands, actions, causes of action, damages, obligations, liabilities, losses and expenses of whatsoever kind or nature arising out of any acts, omissions, liabilities, transactions, transfers, happenings, violations, promises, facts or circumstances, arising in any manner from the Main Action, the Storage Action, and the University Heights Action, including without limitation any further claims under the Purchase and Sale Agreement among the American Spectrum Parties and the Evergreen Parties (the "Purchase and Sale Agreement"), whether or not now known or suspected or claimed, whether in law, admiralty, arbitration, administrative, equity or otherwise, and whether accrued or hereafter maturing (each a "New West Claim").  Upon full payment of the amounts set forth above, the New West Parties shall have no further claims against, or right to sue, the ASR Releasees, or any one of them, or right to sue on any New West Claim.  To the extent that the New West Parties come to own or hold any Claims against the American Spectrum Parties that have at any time been owned or held by the Evergreen Parties, those Claims shall be deemed to be subject to the release provisions herein.

(b)   Releases by the American Spectrum Parties.  Except as to obligations created herein, the American Spectrum Parties and all of their affiliated entities fully release, remise, acquit and forever discharge the New West Parties, together with all of their present and former partners, principals, shareholders, owners, members, managers, employees, predecessors, successors, agents, trustees, attorneys and insurers (collectively "New West Releasees") from any and all claims, demands, actions, causes of action, damages, obligations, liabilities, losses and expenses of whatsoever kind or nature arising out of any acts, omissions, liabilities, transactions, transfers, happenings, violations, promises, facts or circumstances arising in any manner from the Main Action, the Storage Action, and the University Heights Action, including without limitation any further claims under the Purchase and Sale Agreement governing the sale of the Evergreen Contracts to the American Spectrum Parties, whether or not now known or suspected or claimed, whether in law, admiralty, arbitration, administrative, equity or otherwise, and whether accrued or hereafter maturing (each an "ASR Claim").  For clarity, the parties understand and agree that this release by the American Spectrum Parties does not extend to McCarthy, the Evergreen Realty Group, LLC, a Delaware limited liability company, Evergreen Realty Advisors, Inc., a California corporation, Evergreen Realty Property Management, LLC, a Delaware limited liability company, Evergreen Development, LLC, a California limited liability company, Central Florida Self Storage Acquisitions, LLC, a Delaware limited liability company, Willgeroth or Thomson.  Upon execution and delivery of this Agreement, the American Spectrum Parties shall have no further claims against, or right to sue, the New West Releasees, or any one of them, or right to sue on any ASR Claim.  To the extent that the American Spectrum Parties come to own or hold any Claims against the New West Parties that have at any time been owned or held by the Evergreen Parties, those Claims shall be deemed to be subject to the release provisions herein.

(c)   Section 1542 Acknowledgement.  Each party to this Agreement acknowledges and affirms that it is familiar with Section 1542 of the California Civil Code, which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT EXISTS IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each Party knowingly and voluntarily waives the provisions of Section 1542 of the California Civil Code as against each Party released hereby with regard to claims released hereby, and acknowledges and agrees that this waiver is an essential and material term of the settlement which led to this Agreement, and that without such waiver, the settlement reflected in this Agreement would not have been entered into.  Each Party further acknowledges the significance and consequence of the release and the specific waiver of Section 1542 of the California Civil Code.

5.   Stipulation For Entry of Judgment.  The ASR Parties shall execute a Stipulation For Entry of Judgment in the Main Action in the amount of Three Million Four Hundred Thousand Dollars ($3,400,000) (the "Stipulated Amount") that shall be held by counsel for the New West Parties and shall not be filed with the Court except in the event of (a) an uncured payment default and/or (b) either ASRM or ASROP commences a bankruptcy case prior to payment of all sums due under the Note and/or (c) ASROP voluntarily transfers a substantial portion of its assets ("substantial" shall mean forty percent (40%) or more in value) to one or more other entities except for transfers to affiliates of ASROP; provided, however, in no event shall the American Spectrum Parties be released from its obligations under this Agreement by reason of any such transfer.

The Stipulation For Entry of Judgment shall provide that in the event of a default on any payment under this Agreement or the Note, then following the expiration of the Cure Period (set forth below), an amount equal to the Stipulated Amount (less payments previously made by the American Spectrum Parties pursuant to this Agreement or the Note), shall be deemed due and payable, and judgment shall be entered against the ASR Parties for that amount.

6.   Event of Default.  The American Spectrum Parties shall be in default of this Agreement in the event that the American Spectrum Parties breach the payment obligations required under Paragraph 3 of this Agreement, above, and the return of records required under Paragraph 7, below.  Upon such event of default (each an "Event of Default"), the New West Parties shall provide written notice to the American Spectrum Parties of the breach, and the American Spectrum Parties shall have five (5) days to cure such default from the date of such notice (the “Cure Period”).  No delay by the New West Parties in giving such notice shall be deemed a waiver of any rights of any of the New West Parties.  During the Cure Period, interest shall accrue on any late payment at the rate of 10% per annum.  If and only if the American Spectrum Parties do not cure the Event of Default with regard to any of the payment obligations required under Paragraph 3 of this Agreement within the Cure Period, then the New West Parties may file the Stipulation for Entry of Judgment against the American Spectrum Parties as set forth herein. In the event that the American Spectrum Parties do not cure an Event of Default with regard to the return of the Records required under Paragraph 7, below, the Parties agree that the New West Parties immediately seek an order of the Court to require the American Spectrum Parties to return the Records.

Commencing February 1, 2014, payments under the Note are due on the first day of each month, but will not be considered late if made by the fifth of that same month.  Payments made after the fifth day of the month they are due shall constitute an Event of Default, subject to the provisions for notice and cure set forth above.  The American Spectrum Parties may only cure two (2) Events of Default for late payment during any twelve month period.  The occurrence of a third Event of Default for late payment during any twelve month period shall constitute an uncured default, and shall entitle the New West Parties, without further notice, to immediately seek to enforce this Agreement as provided herein including, but not limited to, by filing the Stipulation for Entry of Judgment as set forth herein.

7.   Delivery of Records.  The American Spectrum Parties agree to return as soon as reasonably possible, at their sole expense, all of the records and other property removed by the American Spectrum Parties from the Bear Valley RV & Self-Storage Facility (the “Records”) (including all Records belonging to Evergreen and McCarthy) to the New West Parties at the Bear Valley RV & Self-Storage Facility.  The Parties agree that the New West Parties are entitled to immediate possession of the Records, and that the Records (except that portion of the Records belonging to the Evergreen Parties and/or McCarthy) are the property of the New West Parties.  The Parties further agree that the New West Parties shall allow the American Spectrum Parties reasonable access to the Records for the purpose of inspecting and copying such records to the extent required by the American Spectrum Parties to file tax returns, make disclosures to the beneficial owners of the properties covered by such records or to make regulatory filings.

The American Spectrum Parties shall sign a Stipulation providing for the immediate release of the Records, and providing that the records shall be returned to the New West Parties at the Bear Valley RV & Self-Storage Facility within five (5) days of receiving written notice that the Order approving the Stipulation has been signed by the Court.

Notwithstanding any other provision of this Agreement, including but not limited to the dispute resolution provisions set forth in Paragraphs 9 and 10, below, the Parties agree that the Court in the Main Action shall retain jurisdiction under C.C.P.  § 664.6 to enforce this portion of the Agreement related to the return of the Records.

8.   Partnership/LLC Interests.  With respect to certain LLC and Partnership Financial Interests in dispute between the Parties (as previously identified in correspondence by Palmer), the Parties agree that Palmer will transfer any investor LLC owned by Palmer as an individual that an American Spectrum Party manages as of January 1, 2014 with the exception of the interest in Fisher Investors LLC and Strongville Corp. Center Investors LLC held by Palmer as an individual and Palmer as a trustee (the "Withheld LLC Interests") as long as there are no loan/lender restrictions to prevent the transfer of those interests.  To the extent there are restrictions, the Parties shall work together to satisfy such restrictions including, if necessary, obtaining the approval of any lender or other person.  All obligations of the American Spectrum Parties for past due amounts/distributions owed to Palmer arising from such interests that have not been paid as of the date of this Agreement shall also be deemed waived and/or included in the amount evidenced by the Note.  Notwithstanding the foregoing, distributions respecting the Withheld LLC Interest shall be paid to Palmer commencing January 2014 and the American Spectrum Parties shall retain all consent, approval and management rights respecting the same which would otherwise be vested in any New West Party.  No American Spectrum Party has or ever had any interest in the project commonly referred to as Pinecrest

9.            Dispute Resolution.  In the event a dispute arises as to the amount due as an American Spectrum Parties Payment Obligation hereunder for which a calculation is required, then the Parties agree that such dispute shall be decided by a Certified Public Accountant ("CPA").  The Parties shall agree upon a CPA to decide such disputes within 30 days after a request by any other of the Parties.  The Parties shall submit their positions to the agreed-upon CPA, who shall, as expeditiously as possible, and in a manner akin to arbitration, make a determination as to which of the Parties is correct.  The Parties agree to abide by the CPA's determination and the amount so determined shall be deemed to be the amount owing under this Settlement Agreement.  Any overpayment by the American Spectrum Parties shall be immediately returned by the New West Parties; any underpayment by the American Spectrum Parties shall be immediately paid by the American Spectrum Parties to the New West Parties.  The CPA shall have the authority to apportion the CPA's fees incurred for review of the calculations against the non-prevailing Party.

The submittal of any dispute for consideration by a CPA under this provision shall not relieve the American Spectrum Parties from making any of the payments provided for in Section 3 above, all of which must continue during the pendency of the dispute.

10.          Other Dispute Resolution.  Any other dispute arising under this Agreement shall be arbitrated in accordance with the Commercial Arbitration Rules of either JAMS or the American Arbitration Association, which arbitration shall take place promptly in Orange County, California.  In the event any action is commenced over any issue arising out of or under this Agreement that cannot be arbitrated, such litigation shall be filed in the courts of Orange County, California.

11.          No Admission of Liability.  The Parties acknowledge and agree that the fact that these claims are being settled, as well as any matter referenced or contained herein, shall not constitute an admission of liability, wrongdoing, responsibility, or lack of merit in a claim or defense in this or any other proceeding, any such admission being specifically denied.  No Party shall represent or assert to any third person that it has prevailed over the other.

12.          Enforcement.  Should any Party fail to perform their obligations under this Agreement, the non-breaching Party shall be entitled to reasonable attorneys' fees and costs incurred to enforce any right under this Agreement.

13.          Miscellaneous.

(a)   Attorneys' Fees.  Each of the Parties agrees to bear its own attorneys' fees and costs arising out of the preparation of this Settlement Agreement and to bear its own attorneys' fees and costs arising out of the Main Action, Storage Action and the University Heights Action.  In the Storage Action, the cost for storing the sequestered records shall be 100% borne by the American Spectrum Parties.

(b)   Successors.  This Agreement shall inure to the benefit of and be binding on each Party's predecessors, successors, assigns, heirs, beneficiaries, administrators, representatives, trustees, officers, directors, members, partners, shareholders, principals, employees, agents, affiliated entities, and subsidiaries.

(c)   Integration.  This Agreement constitutes the entire agreement between the parties concerning all matters and supersedes any prior discussions, agreements or understandings, and there are no promises, representations or agreements between the Parties hereto other than as set forth herein.

(d)   Governing Law.  This Agreement and all claims arising hereunder or in connection herewith shall be governed by the laws of the State of California.

(e)   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original.  Copies of signatures transmitted by email or facsimile from counsel of the signatory shall be deemed an original counterpart hereunder at all times until receipt of the original signature.

(f)   Waivers Must Be In Writing.  The provisions of this Agreement, including this paragraph, may be modified or waived only in writing signed by the Party affected by the modification or waiver.  No waiver with respect to any portion of this Agreement shall apply to any other portion of the Agreement, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.  No course of dealing by any party, and no failure, omission, delay or forbearance by any party in exercising such party's rights or remedies shall be deemed a waiver of any such rights or remedies or a modification of this Agreement.

(g)   Notices.  Whenever notice is required to be given by any Party, such notice may be given by email, facsimile, certified mail, or overnight delivery.  When notice is given by email, notice shall be deemed effective upon transmitting, without error.  When notice is given by facsimile, notice shall be deemed effective upon receipt of verification that the notice was successfully transmitted.  When notice is given by certified mail or overnight delivery, notice shall be deemed effective upon receipt.  Notices shall be sent to the parties as follows:

If to the New West Parties, notice shall be sent to the following address:

New West Realty, Inc.
Attn.:  Mr.  Michael Palmer
12402 Industrial Blvd., Suite A11
Victorville, CA 92395

With a copy to:

Mr.  Madison S. Spach, Jr.
Spach, Capaldi & Waggaman, LLP
4675 MacArthur Court, Suite 550
Newport Beach, CA 92660
Fax:  (949) 852-0714
Email: madison.spach@gmail.com

and with a copy to:

Deborah Popineau
19031 Highway 18
Apple Valley, California 92307
Fax:  (760) 242-6528

If to the American Spectrum Parties, notice shall be sent to the following address:

American Spectrum Management Group, Inc.
19100 Von Karman Ave., #900
Irvine, CA 92612
Fax:  (760) 269-4335

With a copy to:

Mr.  Michael Matkins
Allen Matkins Leck Gamble Mallory & Natsis LLP
515 South Figueroa Street, Ninth Floor
Los Angeles, CA 90071-3309
Fax:  (213) 620-8816

(h)   No Construction Against Any Party.  This Agreement shall be deemed jointly drafted and written by all parties to it and shall not be construed or interpreted against any particular party, regardless which party or counsel originated or drafted any portion of it.

(i)   Agreement Entered Into With Independent Judgment.  Each of the Parties declares and represents that:

(1)   it and its legal counsel have reviewed this Agreement in its entirety, or it has been given the opportunity to have this Agreement reviewed by independent counsel;

(2)   in making this Agreement, it has relied wholly upon its own judgment, belief, knowledge, and investigation and/or independent legal advice from its counsel with respect to the nature and extent of its claims, rights, and potential liabilities and with respect to the effect of this Agreement;

(3)   it has not been influenced to any extent whatsoever in making this Agreement by any representations or statements by any other Party or by any person or persons representing or acting for any other Party.

(j)   Execution of Other Documents.  All Parties shall cooperate fully with each other in the execution of any and all other documents and in the completion of any additional acts that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

(k)   Voting and Consent Effect of Document.  All of the Parties executing this Agreement below shall be deemed to have agreed that all voting, notice, consent, and approval requirements set forth under any of their respective by-laws or corporate documents (or which may be required by applicable law) which may be relevant to the transactions contemplated in this Agreement shall be deemed satisfied or waived.  This Agreement shall be effective as between the Parties when the Parties shall have executed and delivered it to each other, without, in any event, the necessity of the execution or delivery by any other Party hereto.

(l)   Savings Clause.  If any term or provision of this Agreement or the application thereof to any person, entity, or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons, entities, or circumstances other than those as to which is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(m)          Warranty of Authority.  Each signatory to this Agreement expressly warrants to the other parties that he, she or it has the authority to execute this Agreement on behalf of the party or parties to be bound by his, her or its signature, and on behalf of each and every principal or other owner of a legal, equitable or beneficial interest in such party or parties.  Each signatory agrees that he, she or it will indemnify the other parties to this Agreement from any loss or damage resulting from a breach of this warranty of authority.

(n)   Confidentiality.  The terms of this Agreement shall be kept confidential between and among the parties except as a party hereto may be required by compulsion of subpoena or other law to disclose (any press release by the American Spectrum Parties regarding the fact of this settlement shall be in a form reviewed and subject to the reasonable approval of New West).  This provision shall not preclude disclosing the terms hereof to representatives and employees of the parties whose work responsibilities require knowledge of these provisions.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

NEW WEST REALTY PARTIES

NEW WEST REALTY, INC.

By:	/s/	Michael Palmer
Michael Palmer
Its:		President

REAL PROPERTY SYSTEMS, INC.

By:	/s/	Michael Palmer
Michael Palmer
Its:		President

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

REAL PROPERTY SYSTEMS - TEXAS, LP

By:		RPS TEXAS MANAGER, LLC
		Its:	General Partner

		By:	Real Property Systems, Inc.
		Its:	Managing Member

By:	/s/	Michael Palmer
Michael Palmer
		Its:	President

REAL PROPERTY SYSTEMS - INDIANA, LLC

By:	/s/	Michael Palmer
Michael Palmer
Its:		Managing Member

/s/ Michael Palmer
MICHAEL PALMER

AMERICAN SPECTRUM PARTIES
AMERICAN SPECTRUM REALTY MANAGEMENT, LLC

	By:	/s/	William J. Carden
	Name:		William J. Carden
	Its:		Manager

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

AMERICAN SPECTRUM REALTY, INC.

By:	/s/	William J. Carden
Name:		William J. Carden
Its:		President

AMERICAN SPECTRUM REALTY ADVISORS, LLC

By:	/s/	William J. Carden
Name:		William J. Carden
Its:		Manager

AMERICAN SPECTRUM REALTY OPERATING PARTNERSHIP, LP

By:	American Spectrum Realty, Inc., a Maryland
corporation
	Its:		General Partner

	By:	/s/	William J. Carden
	Name:		William J. Carden
	Its:		President

AMERICAN SPECTRUM REIT I, INC.

By:	/s/	William J. Carden
Name:		William J. Carden
Its:		President

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

AMERICAN SPECTRUM MANAGEMENT GROUP, INC.

By:	/s/	William J. Carden
Name:		William J. Carden
Its:		President

AMERICAN SPECTRUM MANAGEMENT CO.

By:	/s/	William J. Carden
Name:		William J. Carden
Its:		President

AMERICAN SPECTRUM ASSET CO.

By:	/s/	William J. Carden
Name:		William J. Carden
Its:		President

EVERGREEN INCOME & GROWTH REIT, INC.

By:	/s/	William J. Carden
Name:		William J. Carden
Its:		President

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

APPROVED AS TO FORM:
SPACH, CAPALDI & WAGGAMAN, LLP

	By:	/s/	Thomas E. Walling
Madison S. Spach, Jr.
Thomas E. Walling
Attorneys for New West Realty, Inc. and Defendants Real Property Systems, Inc.; Real Property Systems - Indiana, LLC; Real Property Systems - Texas, LP; and Michael Palmer

ALLEN MATKINS LECK GAMBLE MALLORY & NATSIS LLP

	By:	/s/	Michael L. Matkins
Michael L. Matkins

Attorneys for American Spectrum Realty Management, LLC, American Spectrum Realty, Inc., American Spectrum Realty Advisors, LLC, American Spectrum Realty Operating Partnership, LP, American Spectrum REIT I, Inc., American Spectrum Management Group, Inc., American Spectrum Management Co., American Spectrum Asset Co., and Evergreen Income & Growth REIT, Inc.